Exhibit 18


August 14, 1998

Rockwell International Corporation
600 Anton Boulevard, Suite 700
Costa Mesa, CA  92628-5090

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q ("Form 10-Q") to the Securities and Exchange Commission for the quarter ended June 30, 1998, of the facts relating to the change in accounting for certain inventoriable general and administrative costs related to government contracts. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Rockwell International Corporation and its subsidiaries as of any date or for any period subsequent to September 30, 1997. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Rockwell International Corporation and its subsidiaries as of any date or for any period subsequent to September 30, 1997.

Yours truly,

DELOITTE & TOUCHE LLP

Costa Mesa, California










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